Exhibit 99.23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of the Report of Independent Registered Public Accounting Firm dated May 30, 2012, with respect to the financial statements of Bridgeton Portfolio Fund, LLC as of March 31, 2012 and for the period July 1, 2011 (commencement) to March 31, 2012, in the Annual Report on Form N-CSR for Makefield Managed Futures Strategy Fund for the period ended March 31, 2012.  Makefield Managed Futures Strategy Fund consolidated Bridgeton Portfolio Fund, LLC. in its financial statements for the period ended March 31, 2012 and therefore included Bridgeton Portfolio Fund, LLC’s Report of Independent Registered Public Accounting Firm in the Annual Report on Form N-CSR.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland

June 7, 2012